Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

Schedule TO
(Form Type)

ELEVAI LABS INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1 — Transaction Value

	Transaction Valuation		Fee rate	Amount of Filing Fee**
Fees to Be Paid	$510,000	*	0.00015310		$78.081
Fees Previously Paid	$510,000	*		$
Total Transaction Valuation	$510,000	*
Total Fees Due for Filing					$78.081
Total Fees Previously Paid					$—
Total Fee Offsets					$—
Net Fee Due					$78.081

____________

*        Estimated solely for purposes of calculating the amount of the filing fee pursuant to Rule 0-11 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), based on the product of (i) $0.034, the average of the high and low prices per share of the Issuer’s Common Stock on November 1, 2024 as reported on The Nasdaq Capital Market and (ii) 15,000,000, the maximum number of shares of Common Stock to be exchanged in the transaction.

**      Calculated at $153.10 per $1,000,000 of the Transaction Valuation, pursuant to Rule 0-11 of the Securities Exchange Act of 1934, as amended.